Exhibit 99.1

Overview of Ocular Therapeutix

We are a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye using our proprietary hydrogel platform technology. Our bioresorbable hydrogel-based drug product candidates are designed to provide extended delivery of therapeutic agents to the eye. Our lead product candidates are DEXTENZA (dexamethasone insert), for the treatment of post-surgical ocular inflammation and pain, allergic conjunctivitis and inflammatory dry eye disease, and OTX-TP, for the treatment of glaucoma and ocular hypertension, which are extended delivery, drug-eluting inserts that are placed into the canaliculus through a natural opening called the punctum located in the inner portion of the eyelid near the nose. Our intracanalicular inserts combine our hydrogel technology with U.S. Food and Drug Administration, or FDA, approved therapeutic agents with the goal of providing extended delivery of drug to the eye. We also have an intravitreal hydrogel depot which is in preclinical development for the treatment of diseases and conditions of the back of the eye, including wet age-related macular degeneration, or wet AMD. Our intravitreal depot is designed to be delivered via intravitreal injection to release therapeutic agents, such as antibodies to vascular endothelial growth factor, or VEGF, over an extended period. We have entered into a collaboration, option and license with Regeneron Pharmaceuticals, Inc., or Regeneron, for the development and potential commercialization of products containing our extended-delivery hydrogel depot in combination with Regeneron’s large molecule VEGF-targeting compounds, with the initial focus on the VEGF trap aflibercept, currently marketed under the brand name Eylea. In addition to our ongoing product development, we currently market our first commercial product, ReSure Sealant, a hydrogel-based ophthalmic wound sealant approved by the FDA to seal corneal incisions following cataract surgery. ReSure Sealant is the first and only surgical sealant to be approved by the FDA for ophthalmic use.

Poor patient compliance with eye drop regimens and the need for frequent administration of eye drops at high drug concentrations due to rapid washout by the tears can create challenges in the successful management of ocular diseases and conditions. For example, poor patient compliance can lead to diminished efficacy and disease progression and high drug concentrations can create side effects. We are developing therapies to replace standard of care eye drop regimens with our innovative extended-delivery, drug-eluting intracanalicular inserts, which we formerly referred to as punctum plugs. Our intracanalicular inserts are designed to release a therapeutic agent to the surface of the eye over an extended period. The goal for our intracanalicular depot product candidates is to change the management of many front-of-the-eye diseases and conditions from frequent, pulsed eye drop therapy, characterized by significant variations in drug concentration over time, to longer term, extended delivery of therapeutic agents to improve patient outcomes.

DEXTENZA

Our most advanced product candidate, DEXTENZA, incorporates the FDA-approved corticosteroid dexamethasone as an active pharmaceutical ingredient into a hydrogel-based drug-eluting insert for intracanalicular use. In September 2015, we submitted to the FDA a New Drug Application, or NDA, for DEXTENZA for the treatment of post-surgical ocular pain. On July 25, 2016, we announced that we had received a Complete Response Letter, or CRL, from the FDA regarding our NDA for DEXTENZA. In the CRL, the concerns raised by the FDA pertained to deficiencies in manufacturing process and controls identified during a pre-NDA approval inspection of our manufacturing facility performed by the FDA New England District Office, or the District Office, in February 2016 that were documented on FDA Form 483. The CRL did not identify any efficacy or safety concerns with respect to the clinical data provided in the NDA nor any need for additional clinical trials for the approval of the NDA. In November 2016, we received notice from the District Office accepting that our responses satisfactorily addressed the remaining corrective actions in the Form 483. We have had ongoing communications with the FDA, including the District Office and offices within the Center for Drug Evaluation and Research, or CDER, including the Office of Process and Facilities, with regard to manufacturing issues and our plans for a resubmission to the NDA. In October 2016, we met with the FDA to discuss our plans for resubmission to the NDA and to attempt to gain clarity on the likelihood of a re-inspection of our manufacturing facility. The FDA indicated that a decision as to whether a re-inspection is needed will be made during its review of our resubmission. We anticipate the resubmission to the NDA in December 2016 and plan to include the letter from the District Office accepting that our responses satisfactorily addressed the remaining corrective actions in the Form 483 in our resubmission. Adequate resolution of the Form 483 manufacturing deficiencies with the District Office is a prerequisite to the approval of the

NDA for DEXTENZA, although the final decision as to the adequacy of our manufacturing processes is made by CDER, with input from the Office of Process and Facilities, as part of the NDA review process. We anticipate that the FDA will classify the resubmission of our NDA and determine whether a re-inspection is needed within 30 days of the NDA resubmission date. We expect that a decision by the FDA to conduct a re-inspection of our manufacturing facility would result in a classification of the resubmission to the NDA as a class 2, or major review, and would take up to six months to complete. If no re-inspection is needed, we expect the FDA to classify the NDA resubmission as a class 1, or minor review, and take up to two months to complete.

In March and April 2015, we reported topline results from two Phase 3 clinical trials of DEXTENZA for the treatment of post-surgical ocular inflammation and pain. The data from these two completed Phase 3 clinical trials and a prior Phase 2 clinical trial are being used to support our NDA for post-surgical ocular pain. In the first Phase 3 clinical trial, DEXTENZA met both primary efficacy endpoints, absence of pain in the study eye at day 8 and absence of inflammatory cells in the anterior chamber of the study eye at day 14, with statistical significance. In the second Phase 3 clinical trial, DEXTENZA met the primary efficacy endpoint for absence of pain at day 8 with statistical significance but did not meet the primary efficacy endpoint for absence of inflammatory cells at day 14. In November 2016, we reported topline results from a third Phase 3 clinical trial of DEXTENZA for the treatment of post-surgical ocular inflammation and pain. In this third Phase 3 clinical trial, DEXTENZA met both primary efficacy endpoints, absence of pain at day 8 and absence of inflammatory cells at day 14, with statistical significance. See “— Recent Developments” below for more information regarding this third Phase 3 clinical trial. Subject to receiving approval for the pain indication pursuant to the initial NDA, we plan to submit an NDA supplement for DEXTENZA for the treatment of post-surgical ocular inflammation.

DEXTENZA is also in Phase 3 clinical development for the treatment of allergic conjunctivitis. We announced topline results of our first Phase 3 clinical trial for allergic conjunctivitis in October 2015 and in We announced topline results of our second Phase 3 clinical trial for this indication in June 2016. We met the primary efficacy endpoint for ocular itching in the first Phase 3 trial but did not meet the primary efficacy endpoint for conjunctival redness in this trial. We did not meet the sole primary endpoint for ocular itching in the second Phase 3 trial. Certain post-hoc analyses of the second Phase 3 trial for DEXTENZA for the treatment of allergic conjunctivitis have led us to believe that a placebo insert which is present through the timepoints chosen as the primary efficacy endpoints may enhance the performance of the placebo. As such, we believe a fast-resorbing placebo insert may lessen the placebo response we observed in the completed Phase 3 trial. Although post-hoc analyses performed using an unlocked clinical trial database can result in the introduction of bias, we believe that these analyses provide important information regarding DEXTENZA. We have completed the design of a fast-resorbing placebo insert and plan to conduct a non-significant risk study in humans in the first half of 2017 with a clinical research organization comparing this insert to the longer resorbing insert used in our DEXTENZA trials. Depending on the results of this study, we may incorporate a longer resorbing insert into the placebo arm of a future Phase 3 clinical trial. In the second Phase 3 clinical trial, as well as other DEXTENZA clinical trials completed to date regardless of indication, DEXTENZA has exhibited a strong safety profile and has been generally well-tolerated. There were no serious adverse events observed in the second Phase 3 clinical trial.

Finally, DEXTENZA is in Phase 2 clinical development for the treatment of inflammatory dry eye disease. We announced topline results from an exploratory Phase 2 clinical trial for this indication in December 2015. We are assessing our plans for our dry eye program going forward and may focus future efforts on an intracanalicular insert containing an immunosuppressant drug.

If our NDA for DEXTENZA for the treatment of post-surgical ocular pain is approved by the FDA in the first half of 2017, we expect to commercially launch this product in the United States in the second half of 2017. We expect to sell DEXTENZA in the United States through a direct sales force, although we plan to use a contract sales organization, or CSO, to initially hire and deploy this sales force. We intend to prepare for the commercialization process by conducting surgical demonstrations to key surgeons and educating them on the potential benefits of DEXTENZA. We may also supplement the sales force with a co-promotional arrangement with another ophthalmology company with an existing sales force. We expect to apply for a transitional pass-through reimbursement status code from the Center for Medicare and Medicaid Services, or CMS, for DEXTENZA for the treatment of post-surgical ocular pain. We would expect pass-through reimbursement status to remain in effect for three years if we receive this status code. We expect to submit to the CMS for a J code for DEXTENZA for the treatment of other indications, including allergic conjunctivitis, if we receive marketing approval from the FDA for these indications.

OTX-TP

Our second product candidate, OTX-TP, incorporates travoprost, an FDA-approved prostaglandin analog that reduces elevated intraocular pressure, or IOP, as its active pharmaceutical ingredient, into a hydrogel-based drug-eluting intracanalicular insert. OTX-TP is being developed as a treatment for glaucoma and ocular hypertension. We reported topline results from a Phase 2b clinical trial for this indication in October 2015. We completed an End-of-Phase 2 review with the FDA in April 2016 and initiated the first of two Phase 3 clinical trials of OTX-TP in September 2016. We expect each of the two Phase 3 trials to enroll approximately 550 patients at 50 sites in the United States. Based on the feedback from the FDA, the Phase 3 clinical trial design will include an OTX-TP treatment arm and a placebo-controlled comparator arm that will use a non-drug eluting hydrogel-based intracanalicular insert. There will not be a requirement for either a timolol comparator or a validation arm. No eye drops, placebo or active, will be administered in either the OTX-TP treatment arm or the placebo-controlled arm. The primary efficacy endpoint will be superiority in the reduction of IOP from baseline in the OTX-TP treatment arm compared to the placebo arm at three diurnal time points at each of three measurement dates, including 2 weeks, 6 weeks and 12 weeks. We expect that the FDA will require that OTX-TP show both a statistically superior reduction of intraocular pressure, when compared to the placebo, as a primary efficacy endpoint, and a clinically meaningful reduction of intraocular pressure in the absolute prior to granting marketing approval.

Back-of-the-eye Program

In addition to DEXTENZA and OTX-TP, we are engaged in the preclinical development of our hydrogel depot administered via intravitreal injection to address the large and growing markets for diseases and conditions of the back of the eye. Our initial development efforts are focused on the use of our extended-delivery hydrogel depot in combination with anti-angiogenic drugs, such as protein-based anti-VEGF drugs or small molecule anti-angiogenic drugs, such as tyrosine kinase inhibitors, or TKIs, for the treatment of retinal diseases such as wet AMD, retinal vein occlusion and diabetic macular edema. Our initial goal for this program is to provide extended delivery of a protein-based large molecule or small molecule TKI drug targeting VEGF over a four to six month period following administration of a bioresorbable hydrogel incorporating the drug by an injection into the vitreous humor, thereby reducing the frequency of the current monthly or bi-monthly intravitreal injection regimen for wet AMD and other retinal diseases.

Regeneron Collaboration

In October 2016, we entered into a strategic collaboration, option and license agreement, or Collaboration Agreement, with Regeneron, for the development and potential commercialization of products containing our extended-delivery hydrogel depot in combination with Regeneron’s large molecule VEGF-targeting compounds for the treatment of retinal diseases, with the initial focus on the VEGF trap aflibercept, currently marketed under the brand name Eylea. The Collaboration Agreement does not cover the development of any products that deliver small molecule drugs, including TKIs, or deliver large molecule drugs other than those that target VEGF proteins. Under the terms of the Collaboration Agreement, we and Regeneron have agreed to conduct a joint research program with the aim of developing an extended delivery formulation of aflibercept that is suitable for advancement into clinical development. A joint research committee comprised of an equal number of representatives from each of Regeneron and us is responsible for reviewing, approving and overseeing the parties’ research and development activities with respect to licensed product candidates and making any modifications to those activities. In general, Regeneron has final decision making authority over matters on which the joint research committee deadlocks, following escalation to designated executive officer representatives of the parties, except for matters that would impose a material increase in costs or obligations on us beyond those costs and obligations included in the mutually agreed collaboration plan. We granted Regeneron an option, or the Option, to enter into an exclusive, worldwide license under our intellectual property to develop and commercialize products containing our extended-delivery hydrogel depot in combination with Regeneron’s large molecule VEGF-targeting compounds, or Licensed Products.

If the Option is exercised, Regeneron will conduct further preclinical development and an initial clinical trial under a collaboration plan. We are obligated to reimburse Regeneron for certain development costs during the period through the completion of the initial clinical trial, subject to a cap of $25 million, which cap may be increased by up to $5 million under certain circumstances. Regeneron will be responsible for funding an initial preclinical tolerability study. We do not expect our funding requirements to be material over the next twelve months. If Regeneron elects to proceed with further development beyond the initial clinical trial, it will be solely responsible for conducting and funding further development and commercialization of product candidates. If the Option is exercised, Regeneron is required to use commercially reasonable efforts to research, develop and commercialize at least one Licensed Product. Such efforts shall include initiating the dosing phase of a subsequent clinical trial within specified time periods following the completion of the first-in-human clinical trial or the initiation of preclinical toxicology studies, subject to certain extensions.

Under the terms of the Collaboration Agreement, Regeneron has agreed to pay us $10 million upon exercise of the Option. We are also eligible to receive up to $145 million per Licensed Product upon the achievement of specified development and regulatory milestones, $100 million per Licensed Product upon first commercial sale of such Licensed Product and up to $50 million based on the achievement of specified sales milestones for all Licensed Products. In addition, we are entitled to tiered, escalating royalties, in a range from a high-single digit to a low-to-mid teen percentage of net sales of Licensed Products.

ReSure

Following our receipt of FDA approval for ReSure Sealant, we commercially launched this product in the United States in 2014 through a network of ophthalmology-focused distributors. ReSure Sealant is approved to seal corneal incisions following cataract surgery and is the first and only surgical sealant to be approved by the FDA for ophthalmic use. In the pivotal clinical trials that formed the basis for FDA approval, ReSure Sealant provided superior wound closure and a better safety profile than sutured closure.

Market Background

Our clinical stage product candidates and our marketed product are based on a proprietary bioresorbable hydrogel technology platform that uses polyethylene glycol, or PEG, as a key component. Bioresorbable materials gradually break down in the body into non-toxic, water soluble compounds that are cleared by normal biological processes. PEG is used in many pharmaceutical products and is widely considered to be safe and biocompatible. Our technology platform allows us to tailor the physical properties, drug release profiles and bioresorption rates of our hydrogels to meet the needs of specific clinical indications. We have used this platform to engineer each of our intracanalicular insert product candidates, ReSure Sealant and our intravitreal depot. Our technical capabilities include a deep understanding of the polymer chemistry of PEG-based hydrogels and the design of the specialized manufacturing processes required to achieve a reliable, preservative free and high purity product.

Our product candidates target large and growing markets. Transparency Market Research, a provider of business information reports and services, estimates that the annual worldwide market for ophthalmic medications was $16 billion as of 2012 and is expected to increase to $21.6 billion by 2018.

We have in-licensed all of the patent rights and a significant portion of the technology for ReSure Sealant and our hydrogel platform technology product candidates from Incept, LLC, or Incept, an intellectual property holding company. Amarpreet Sawhney, our President and Chief Executive Officer, is a general partner of Incept and has a 50% ownership stake in Incept.

Our founders and management team have significant experience in developing and commercializing medical products for other companies using bioresorbable hydrogel technology, including FDA-approved and currently marketed medical products such as DuraSeal Dural Sealant® (marketed by Integra Lifesciences, Inc.), a sealant for cranial and spine surgery, and Mynx® (marketed by Cardinal Health, Inc.), a sealant for femoral artery punctures after angiography and angioplasty. Dr. Sawhney was the founder, President and Chief Executive Officer of Confluent Surgical, Inc., the company that developed and commercialized the DuraSeal Dural Sealant and was the technology founder of AccessClosure, Inc., the company that developed and commercialized Mynx.

Product Pipeline

The following table summarizes the status of our key product development programs and our marketed product. We hold worldwide exclusive commercial rights to the core technology underlying all of our products in development.

Recent Developments

In November 2016, we reported topline results from a third Phase 3 clinical trial of DEXTENZA for the treatment of post-surgical ocular inflammation and pain. This third Phase 3 clinical trial was a prospective, randomized, parallel-arm, vehicle-controlled, multicenter, double-masked trial. We enrolled 438 patients in this trial who were undergoing clear corneal cataract surgery at 21 sites in the United States. Immediately following surgery, patients were randomized in a 1:1 ratio to receive either DEXTENZA or a placebo vehicle control intracanalicular insert without active drug. We evaluated patients at days 2, 4, 8, 14, 30 and 45. As in the first two Phase 3 clinical trials, the two primary efficacy measures in the third Phase 3 clinical trial were absence of inflammatory cells in the anterior chamber of the study eye when measured with a slit lamp biomicroscope and absence of pain in the study eye. To meet the efficacy endpoint for absence of inflammatory cells, there needed to be a complete absence of inflammatory cells. Absence of pain was based on a patient reported score of zero on a scale from zero to ten of ocular pain assessment. The first primary efficacy endpoint was the difference in the proportion of patients in each treatment group with absence of inflammatory cells in the anterior chamber of the study eye at day 14. The second primary efficacy endpoint was the difference in the proportion of patients in each treatment group with absence of pain in the study eye at day 8. For clarification of the endpoints, the day of surgery and insertion of DEXTENZA or the placebo is considered to be day 1.

We evaluated as secondary efficacy measures the absence of inflammatory cells in the anterior chamber of the study eye and absence of pain in the study eye at each evaluation date other than the day used for the primary efficacy measure and also the level of flare in the anterior chamber of the study eye. The secondary analyses on primary efficacy measures were intended to be exploratory assessments that can be used to support the results from the primary endpoints.

In this trial, DEXTENZA successfully met its two primary efficacy endpoints for inflammation and pain, achieving statistically significant differences between the treatment group and the placebo group for the absence of inflammatory cells on day 14 and the absence of pain on day 8, respectively. Of patients treated with DEXTENZA, 52.3% showed an absence of inflammatory cells in the anterior chamber of the study eye on day 14, compared to 31.1% of those receiving the placebo vehicle control intracanalicular inserts (p< 0.0001). Of patients treated with

DEXTENZA, 79.6% reported absence of pain in the study eye on day 8, compared to 61.3% of those receiving the placebo vehicle control intracanalicular inserts (p< 0.0001). Secondary analyses on the primary efficacy measures have also been completed. DEXTENZA achieved each of the secondary endpoints related to absence of inflammatory cells and absence of pain with statistical significance compared to placebo at each of the pre-specified timepoints, with the exception of the endpoint for the absence of inflammatory cells at day 2 (which is the day following surgery). Additional secondary endpoints including flare, as well as an assessment of all safety data, continue to be evaluated.

There were no serious adverse events observed in this Phase 3 clinical trial that were considered treatment-related by the trial investigator. There were three patients that experienced a serious adverse event in the DEXTENZA treatment group (1.4% incidence), consisting of lower gastrointestinal hemorrhage, retinal detachment and acute cardiac failure. There were two patients that experienced a serious adverse event in the vehicle control group (0.9% incidence), consisting of nephrolithiasis and hypoxia. No patients experienced a treatment-emergent adverse event leading to withdrawal from the trial. There were 63 adverse events noted in the DEXTENZA group and 86 adverse events noted in the vehicle control group. The most common ocular treatment-emergent adverse events consisted of eye inflammation and increased ocular pressure (defined as an increase greater than 10mm Hg). There were 18 patients (8.3% incidence) in the DEXTENZA group and 45 patients (20.4% incidence) in the vehicle control group with eye inflammation. There were 16 patients (7.4% incidence) in the DEXTENZA group and 6 patients (2.7% incidence) in the vehicle control group with increased intraocular pressure. All of the patients in the DEXTENZA group who experienced increased intraocular pressure had an onset at day 2, which is believed to be related to the surgical procedure, and only two patients in the DEXTENZA group experienced persistent increased intraocular pressure greater than 10mm Hg beyond day 2.